Exhibit 2.2

EXECUTION COPY

1900 CHAPMAN AVENUE
ROCKVILLE, MARYLAND

PURCHASE AND SALE AGREEMENT

BETWEEN

SYMS CORP.,
a New Jersey corporation

AS SELLER

AND

HINES INTERESTS LIMITED PARTNERSHIP,
a Delaware limited partnership

AS PURCHASER

As of February 28, 2011

PORTIONS OF EXHIBITS TO THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. SUCH PORTIONS ARE MARKED “[***]” IN THIS
DOCUMENT; THEY HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

i

ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 28th day of February, 2011 (the “Effective Date”), by and between SYMS CORP., a New Jersey corporation (“Seller”), having an office at 1 Syms Way, Secaucus, New Jersey 07094, and HINES INTERESTS LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”), having an office at 555 13th Street N.W., Suite 1020 East, Washington, D.C. 20004.

ARTICLE I

PURCHASE AND SALE

1.1.     Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase that certain tract or parcel of land, containing approximately 5.3 acres of land, situated in Montgomery County, Maryland, more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), together with all rights and appurtenances pertaining to such property, including the following (the property described in this Section 1.1 being herein referred to collectively as the “Property”):

(a)            All fixtures and improvements located on the Land (collectively, the “Improvements”), including without limitation (i) that certain retail building located on the Land and all fixtures located therein, but excluding the property described in Exhibit F (the “Excluded Property”), and (ii) the paved parking spaces located on the Land.

(b)          All rights, privileges and easements appurtenant to the Land and Improvements, all development rights, entitlements, and air rights relating to the Land and/or Improvements, all water, wastewater and other utility rights relating to the Land and/or Improvements, and any and all easements, rights-of-way, adjacent streets, alleys and other appurtenances used in connection with the beneficial use and enjoyment of the Land and/or Improvements (“Appurtenances”).

(c)           All of Seller's right, title, and interest in and to any and all assignable (i) warranties, guaranties, indemnities and claims benefiting Seller currently in force and effect with respect to the Land and/or the Improvements, (ii) licenses, permits, certificates of occupancy or similar documents relating to the Land and/or the Improvements, including, without limitation, those described on Exhibit G, and (iii) plans, drawings, specifications, surveys, engineering reports, environmental reports, parking studies and other third-party reports pertaining to the physical characteristics of the Land and/or Improvements (collectively, the “Warranties and Contracts”).

(d)            If any exist, all right, title and interest of Seller in and to insurance proceeds or awards for damages to the Land and/or Improvements resulting from any taking in eminent domain and/or from any fire or other casualty (“Awards”).

(e)            All right, title and interest of Seller in and to all furnishings, equipment and other personal property located on the Land and/or located within the Improvements as of the date hereof, but excluding the Excluded Property (collectively, the “Personal Property”).

1.2.     Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (herein referred to collectively as the “Permitted Exceptions”).

1.3.     Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total purchase price of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) (the “Purchase Price”).
1.4.     Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

1.5.     Earnest Money.

(a)            On or before the date which is ten (10) Business Days after the date upon which both Purchaser and Seller have executed and delivered this Agreement, Purchaser shall, at Purchaser’s election, either (i) deposit with Stewart National Title Services (the “Escrow Agent”), having its office at 401 East Pratt Street, Suite 601, Baltimore, MD 21202, Attention: Jack Kieley, the sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Deposit”) in good funds, either by certified bank or cashier's check or by federal wire transfer, or (ii) deliver to the Escrow Agent a Letter of Credit (as defined below) in the amount of the Deposit (and shall simultaneously deliver a copy of the Letter of Credit to Seller). The sums delivered pursuant to option (i) or the Letter of Credit, as applicable, are herein referred to as the “Earnest Money”. If Purchaser elects option (i), the Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of an escrow agreement, in the form attached hereto as Exhibit K, to be executed by and among Seller, Purchaser and Escrow Agent simultaneously with the execution of this Agreement (the “Escrow Agreement”). If Purchaser elects option (ii), the Escrow Agent shall hold such Letter of Credit and any draws made under such Letter of Credit in accordance with the terms and conditions of the Escrow Agreement. All interest accruing on such sums, net of any investment charges imposed by Escrow Agent, shall be Purchaser's property and shall be distributed by Escrow Agent to Purchaser from time to time upon Purchaser's demand therefor (and without any further notice to, or instruction by, Seller relative thereto). If Purchaser fails to deliver the Earnest Money to the Escrow Agent within the time period specified above, then this Agreement and the Escrow Agreement shall terminate automatically, and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

 (b)           “Letter of Credit” means an irrevocable unconditional standby letter of credit in the form attached hereto as Exhibit C issued by a bank reasonably selected by Purchaser that has offices in New York or New Jersey (the “Issuing Bank”). The Letter of Credit shall (i) have an expiration date no earlier than one hundred eighty (180) days after the Effective Date of this Agreement (provided, however, that (x) so long as Closing has not occurred, and (y) if termination of this Agreement has occurred and Seller disputes Purchaser’s entitlement to the return of the Earnest Money, then, at least thirty (30) days prior to the expiration date and any subsequent expiration date in the event of (x) or (y), Purchaser shall deliver to the Escrow Agent (and shall simultaneously deliver a copy to Seller) a renewal of such Letter of Credit or a substitute Letter of Credit (in form and substance substantially identical to the original Letter of Credit, issued by the Issuing Bank or another bank selected by Purchaser with a term of one hundred eighty (180) days)), (ii) name the Seller as beneficiary, and (iii) be in the face amount of the Deposit. The Issuing Bank shall pay the proceeds of a drawing under the Letter of Credit directly to the Escrow Agent upon presentation of the Letter of Credit and a sight draft by the Escrow Agent. Any reference in this Agreement to the Letter of Credit shall also be deemed to include a reference to any amendments thereto or replacements therefor.

(c)            If Seller delivers a written notice to the Escrow Agent that a default has occurred under this Agreement by Purchaser, that Purchaser has failed to timely provide a renewal of the existing Letter of Credit or a substitute Letter of Credit to the extent required in the immediately preceding paragraph, or that Seller is otherwise entitled to the Earnest Money pursuant to this Agreement, the Escrow Agent shall immediately (without notice to Purchaser and notwithstanding any contrary instructions to the Escrow Agent from Purchaser, Purchaser hereby waiving its right to provide contrary instructions to the Escrow Agent), without prejudice to any other remedy of Seller, draw on the Letter of Credit, in whole. The Letter of Credit shall be payable to an account designated by the Escrow Agent and once funds are received by the Escrow Agent, the cash funds shall be held or distributed by the Escrow Agent in accordance with the other provisions of this Agreement and the Escrow Agreement.

ARTICLE II

TITLE AND SURVEY

2.1.      Title Examination; Commitment for Title Insurance. No later than five (5) Business Days after the Effective Date, Seller, at Seller's expense, shall cause to be issued and delivered to Purchaser (i) an ALTA- extended coverage Owner's Title Policy Commitment (the “Title Commitment”) from Stewart Title Guaranty Company (“Title Company”), in the full amount of the Purchase Price, insuring Purchaser as the proposed insured party, setting forth the status of the title to the Land and the Improvements (collectively, the “Real Property”) and showing Seller as the fee simple title holder thereof, and (ii) copies of all documents referred to in the Title Commitment, including but not limited to, lien instruments, plats, reservations, restrictions, covenants and easements. The Title Commitment shall be revised to include the legal description for the Land from the Survey (defined below), once such legal description has been finalized as provided in this Agreement.

2.2.      Survey. Purchaser shall employ and cause a surveyor licensed in Maryland and acceptable to Purchaser (“Surveyor”) to prepare and deliver to Purchaser, the Title Company and Seller an ALTA survey (the “Survey”) which shall reflect, among other things, the total area of the Land, the location of all Improvements, all recorded easements and encroachments, if any, located thereon and all building and set back lines and other matters of record with respect thereto. The description prepared by the Surveyor and approved by Purchaser in accordance with the terms of this Agreement will be the description of the Land for all purposes.

2.3.      Title Objections; Cure of Title Objections. Purchaser shall have until the date which is five (5) days prior to the expiration of the Inspection Period (“Title Review Period”) to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey. Any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not object during the Inspection Period shall be deemed a Permitted Exception (except as provided in the last sentence of this Section 2.3). In the event Purchaser shall notify Seller of objections to title as shown on the Title Commitment or to matters shown on the Survey prior to the expiration of the Title Review Period, Seller shall have the right, but not the obligation (except as provided in the last sentence of Section 2.3), to cure such objections at any time on or before 5:00 p.m. (local time at the Property) on the second (2nd) day prior to the end of the Inspection Period ("Cure Period") (for purposes of this Section 2.3, the term “cure” shall mean either to have such items removed from the Survey or Title Commitment, as the case may be, or to have the Title Company insure over such items pursuant to title endorsements approved by Purchaser in its sole discretion, and in any case to deliver the revised Survey and/or revised Title Commitment to Purchaser evidencing such cure). Seller's failure to deliver the revised Survey and/or revised Title Commitment to Purchaser, prior to the end of the Cure Period, evidencing such “cure” of Purchaser's objections, shall be deemed an election by Seller not to cure such objections. In the event any objections are not so cured on or before the end of the Cure Period, then Purchaser shall have the option to either (x) waive such title objection not removed or cured (which waived title objections shall be Permitted Exceptions) or (y) terminate this Agreement in accordance with Section 3.2 below. Notwithstanding the foregoing, Seller shall be obligated to remove at Closing (and in no event shall such items be deemed Permitted Exceptions) any mortgage, security interest or other lien securing a monetary obligation which may burden the Real Property, and in addition, Seller shall also be obligated to remove at Closing any other lien, encumbrance or other title exception first arising or appearing on a revised Title Commitment after the date of the initial Title Commitment delivered to Purchaser hereunder, and the Title Policy (as defined below) shall reflect the absence of all such matters.

2.4.     Conveyance of Title. If Purchaser has not terminated this Agreement under Section 3.2 below or any other provision of this Agreement, then, at Closing, Seller shall cause the Title Company to issue to Purchaser, at Purchaser’s expense (except as provided in Section 4.5 below), an ALTA Owner's Policy of Title Insurance effective as of the date and time of the recording of the Deed covering the Real Property, in the full amount of the Purchase Price, in strict accordance with the Title Commitment subject only to the Permitted Exceptions, and including the following endorsements: (i) extended coverage, (ii) zoning 3.1, (iii) owner's comprehensive, (iv) creditor's rights, (v) survey, (vi) access, (vii) subdivision, (viii) separate tax parcel identification, (ix) contiguity (if applicable), and (x) endorsements as necessary to “cure”  title objections for which Seller has elected to cure and/or is obligated to cure under Section 2.3 above (the “Title Policy”). Notwithstanding anything contained herein to the contrary, the Real Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a)            the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided; and

(b)            local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Real Property.

ARTICLE III

INSPECTION PERIOD

3.1.      Right of Inspection. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Real Property) on the date which is the earlier to occur of (i) March 29, 2011, and (ii) the date that is thirty (30) days following the Effective Date (the period expiring on the earlier of such dates, hereinafter referred to as the “Inspection Period”), Purchaser shall have the right to make a physical inspection of the Property (including such environmental and other testing as Purchaser elects) and to examine at such place or places at the Real Property, in the offices of the property manager, or elsewhere in the Rockville area as the same may be located (as such locations shall be identified by Seller to Purchaser in a timely manner following the Effective Date hereof), any and all operating files (collectively, “Seller's Files”) maintained by Seller or its property manager in connection with the ownership, development, operation, maintenance and/or management of the Property, including, without limitation, operating agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, title commitments, title policies, plans and specifications, engineering reports, environmental audits, market studies, economic studies, engineering and/or traffic studies, demographic studies/analysis and similar materials. Without limitation of the foregoing, Seller shall deliver to Purchaser at 555 13th Street N.W., Suite 120 East, Washington, D.C. 20004, on or before 5:00 p.m. Eastern time on the fifth (5th) Business Day following the Effective Date hereof, true and correct copies of the items and documents from Seller's Files pertaining to the Property which are described on Exhibit B attached hereto and made a part hereof (the “Delivered Documents”) to the extent the same are in Seller's possession or reasonable control (including those that are in the property manager’s possession or reasonable control). Purchaser understands and agrees that any on-site inspections and/or testing of the Property shall be conducted upon at least twenty-four (24) hours' prior written or oral notice to Seller and (at Seller's option) in the presence of Seller or its representative. During the Inspection Period, Purchaser shall have the right to conduct an analysis of all legal, financial, zoning and other matters relating to the Property as deemed appropriate by Purchaser, at its discretion. Purchaser agrees to indemnify, defend and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys' fees actually incurred) and damages, based upon damage to property or injury to persons, arising out of or resulting from the inspection and any environmental and other testing of the Property by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections and other testing shall occur at reasonable times agreed upon by Seller, and shall be conducted so as not to interfere unreasonably with use of the Property by Seller, and Purchaser shall, upon completion of any testing, restore the Property to its condition immediately existing prior to commencement of such testing.

3.2.      Right of Termination. Seller agrees that in the event Purchaser determines (such determination to be made in Purchaser's sole discretion) that the Property is not suitable for its purposes or that Purchaser, for any reason or no reason, does not desire to proceed with the transaction contemplated hereby, Purchaser, in its sole and exclusive discretion, shall have the right to terminate this Agreement by giving written notice thereof to Seller at any time prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations hereunder (subject to survival of any right, obligation or liability set forth herein that expressly survives termination of this Agreement). Additionally, if Purchaser has not previously delivered a notice of termination under this Section 3.2, then upon the expiration of the Inspection Period this Agreement shall automatically terminate and the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations hereunder (subject to survival of any right, obligation or liability set forth herein that expressly survives termination of this Agreement), unless, prior to the expiration of the Inspection Period, Purchaser delivers to Seller written notice that Purchaser elects for this Agreement to continue and not terminate upon the expiration of the Inspection Period. If Purchaser provides Seller with such written notice of continuation prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the provisions of Section 4.6 and other terms and conditions set forth in this Agreement) the Earnest Money shall be deemed non-refundable and Purchaser shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to, and subject to, the terms of this Agreement.

3.3.      Lease of Land and Improvements. During the Inspection Period, Seller and Purchaser shall negotiate and attempt to agree upon the form of a lease (the “Lease Form”) to be executed at Closing, for the lease of the Land and Improvements by Seller, as tenant, from Purchaser, as landlord, commencing on the Closing Date, which Lease Form shall include the terms and provisions set forth on Exhibit J attached hereto and made a part hereof, and such other terms as may be agreed upon by Seller and Purchaser. If the Lease Form is agreed to by Seller and Purchaser prior to the expiration of the Inspection Period as evidenced by an amendment to this Agreement executed by Seller and Purchaser prior to the expiration of the Inspection Period with the final, agreed upon Lease Form attached thereto (the “Approved Lease”), and this Agreement is not otherwise terminated in accordance with Section 3.2 above or otherwise, Seller and Purchaser shall execute the Approved Lease on the Closing Date. If the Lease Form is not so agreed to by Seller and Purchaser as evidenced as provided above prior to the expiration of the Inspection Period, and this Agreement is not terminated pursuant to Section 3.2 or otherwise, this Agreement shall not terminate solely as a result of the failure to agree to such Approved Lease but shall, subject to any termination under Section 3.2 above or otherwise, remain in full force and effect; provided, however, that Seller shall have the right to extend the Closing Date to a Business Day on or prior to May 31, 2011 by providing Purchaser written notice of Seller’s election to extend the Closing Date on or prior to 10:00 a.m. local time at the Property, on March 30, 2011.

ARTICLE IV

CLOSING

4.1.      Time and Place. Subject to Seller’s rights to extend the Closing Date pursuant to Section 3.3 above, the consummation of the transaction contemplated hereby (“Closing”) shall be held at the offices of the Escrow Agent at 10:00 a.m. local time at the Property, on March 30, 2011, or on such other earlier date as Seller and Purchaser may agree upon in writing (the “Closing Date”). At Closing, Seller and Purchaser shall perform the obligations set forth in respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

4.2.     Seller's Obligations at Closing.  At Closing, Seller shall:

(a)            deliver to Purchaser a duly executed warranty deed (the “Deed”) in the form attached hereto as Exhibit D conveying the Real Property, subject only to the Permitted Exceptions;

(b)            deliver to Purchaser a certificate in the form attached hereto as Exhibit H, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein resulting from changes in facts or circumstances expressly permitted hereunder or otherwise beyond Seller's reasonable control, including without limitation any changes resulting from actions under Section 5.4 hereof, which change in facts or circumstances (herein, “Permitted Changes”) results in any such representation or warranty which was true when made as of the Effective Date being no longer true and correct and explaining the state of facts giving rise to the change). In no event shall Seller be liable to Purchaser for, or be deemed to be in default under this Agreement by reason of, any breach of representation or warranty which results from any such Permitted Change; provided, however, that the occurrence of a material change which is not a Permitted Change shall be deemed a breach of Seller’s representations and warranties hereunder and a breach by Seller under this Agreement, and provided further that the occurrence of a material change which is a Permitted Change shall, in any event, constitute the non-fulfillment of the condition set forth in Section 4.6(b), unless Purchaser has consented to such Permitted Change in writing. If, despite changes or other matters described in such certificate which are Permitted Changes, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate reflecting such Permitted Changes. Seller shall promptly notify Purchaser of any changes, once Seller obtains knowledge thereof;

(c)            deliver to Purchaser an affidavit in the form attached hereto as Exhibit I, duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(d)            deliver to Purchaser a duly executed General Conveyance, Bill of Sale and Assignment Agreement (the “Conveyance Document”) in the form attached hereto as Exhibit E, assigning to Purchaser all of Seller's right, title and interest in and to any Personal Property, Warranties and Contracts and Awards, and agreeing to indemnify Purchaser for any claims thereunder arising based on any defaults of Seller under such instruments occurring prior to Closing. Any originals of all of the foregoing will be delivered to Purchaser at or immediately after Closing;

(e)            deliver to Purchaser a settlement statement prepared by Seller or the Title Company and acceptable to Purchaser and agreed upon by the parties at least two (2) Business Days prior to Closing, showing all prorations hereunder and all cash receipts and disbursements to be made by the Escrow Agent, at Closing);

(f)             deliver to Purchaser the Title Policy (or a currently effective, duly executed “marked up” Title Commitment for the Title Policy issued by the Title Company pursuant to which the Title Company irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing);

(g)            deliver to the Title Company an Affidavit of Debts and Liens in the form generally provided to title companies by commercial sellers in similar transactions in the State of Maryland;

(h)            deliver to Purchaser or the Title Company all other documents affecting title to or possession of the Property and reasonably necessary to transfer or assign the same to Purchaser as provided herein (including any required GAP Undertaking and ALTA Statement) and such other instruments as may be reasonably requested by the Title Company to complete the Closing;

(i)             deliver to Purchaser a full satisfaction and release/lien waiver from any broker acting through Seller relative to this transaction, if any, in form reasonably satisfactory to Purchaser and the Title Company, waiving all liens relating to the Property relative to any commissions due in connection with the transactions contemplated hereby;

(j)             deliver to Purchaser such evidence as Purchaser's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(k)            if Seller and Purchaser have agreed to the form of the Lease Form in accordance with Section 3.3 as evidenced by an executed amendment to this Agreement, deliver to Purchaser the duly executed Approved Lease;

(l)             deliver sole possession of the Property subject only to the Permitted Exceptions and, if applicable, Seller’s occupancy pursuant to the terms of the Approved Lease;

(m)           deliver such additional documents (including, if requested by Purchaser, specified items from the Seller's Files) as shall be reasonably required to consummate the transaction contemplated by this Agreement;

(n)            deliver to Purchaser all deposits held under any of the “Warranties and Contracts” or otherwise pertaining to the Property; and

(o)            deliver to Purchaser such evidence as Purchaser may reasonably require that Seller has terminated all contracts, leases and agreements (other than this Agreement, the documents executed and delivered at Closing pursuant to this Agreement, including, without limitation, the Approved Lease, if applicable, and the Permitted Exceptions) which relate, in any way, to the Property in accordance with Section 4.6(d) below.

4.3.     Purchaser's Obligations at Closing.  At Closing, Purchaser shall:

(a)            pay to Seller the full amount of the Purchase Price as increased or decreased by prorations and adjustments as herein provided (including, without limitation, a proration credit for all Earnest Money, if Seller elected to deliver good funds pursuant to Section 1.5(a)), in immediately available wire transferred funds pursuant to Section 1.4 above, it being agreed that at Closing, (i) if Seller did not elect to deliver the Letter of Credit pursuant to Section 1.5(a), the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price, and (ii) if Seller elected to deliver the Letter of Credit, the Escrow Agent shall return the Letter of Credit to Purchaser, marked “Canceled”;

(b)         deliver to Seller a duly executed original counterpart of the Conveyance Document;

(c)            deliver to Seller a duly executed original counterpart of the Approved Lease, if applicable;

(d)            deliver to Seller such evidence as Seller's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(e)            deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4.     Credits and Prorations.

(a)            The following shall be apportioned with respect to the Property as of 12:01 a.m., on the Closing Date, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

(i)	general real estate taxes and special assessments (if any) levied against the Property, as more particularly described in Section 4.4(b)(i) below;

(ii)
gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter readings (which final meter readings shall be initiated by Seller within the five (5) day period prior to Closing); and

(iii)
any other operating expenses pertaining to the Property which are customarily prorated between a purchaser and a seller of comparable real property in the area in which the Real Property is located (it being understood that Seller shall be responsible for and bear any and all operating expenses for the Property accrued for the period prior to Closing, and shall credit Purchaser at Closing, the amount of any such expenses accrued but not paid as of such date).

(b)            Notwithstanding anything contained in the foregoing provisions:

(i)
Seller shall be responsible to pay all ad valorem taxes and annual installments of special assessments on the Property that are due and payable with respect to the period prior to Closing; however, the taxes and assessments for the year in which the Closing occurs will be prorated between Seller and Purchaser as of the Closing Date. The proration will be computed and paid on the basis of the current year’s tax and assessment statements. If Seller has not received the current year’s statements prior to Closing, the proration will be computed on the basis of the most recent prior statements, taking into account any known changes in the tax rate(s) for the current year. If taxes and assessments for the year in which the Closing occurs are not yet due and payable as of Closing, Purchaser shall receive a credit against the Purchase Price at Closing for the portion of the taxes and assessments that relates to the Property from January 1 of the year of Closing through but not including the Closing Date and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. If taxes and assessments for any portion of the year in which the Closing occurs have been paid by Seller prior to Closing, Seller shall receive a credit at Closing for the portion of such paid taxes and assessments that relates to the Property from and after the Closing Date. To the extent that the actual taxes and assessments for any tax year for which a proration credit is given at Closing differ from the amount apportioned at Closing, the parties shall promptly make all necessary adjustments by appropriate payments between themselves following Closing.

(ii)
As to gas, electricity and other utility charges referred to in Section 4.4(a)(ii) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing.

(c)            The provisions of this Section 4.4 shall survive Closing.

4.5.    Closing  Costs.   Seller  shall  pay  (a) the  fees  of  any  counsel  representing  it  in connection with this transaction, (b) the costs of endorsements to the Title Policy under subclause (x) of Section 2.4 to be issued to Purchaser by the Title Company at Closing; (c) one-half of the fees for recording the Deed, (d) one-half of any state, county and municipal transfer taxes, documentary stamp taxes or similar taxes imposed by the State of Maryland, the County of Montgomery or the City of Rockville which become payable by reason of the transfer of the Real Property, and (e) one-half of all escrow fees charged by the Escrow Agent or the Title

Company. Purchaser shall pay (t) the fees of any counsel representing Purchaser in connection with this transaction; (u) the premium for the Title Policy and the cost of all endorsements thereto (excluding of the costs of the endorsements for which Seller is obligated as set forth above in clause (b)) and the cost of any lender’s title policy to be issued in connection with the Closing, (v) the cost of the Survey; (w) one-half of the fees for recording the Deed, (x) one -half of any state, county and municipal transfer taxes, documentary stamp taxes or similar taxes imposed by the State of Maryland, the County of Montgomery or the City of Rockville which become payable by reason of the transfer of the Real Property, and (y) one-half of all escrow fees charged by the Escrow Agent or the Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6.     Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)            Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(b)            All of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of Closing.

(c)            Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d)            Unless the Approved Lease states otherwise, Seller shall have terminated all contracts, leases and agreements (other than this Agreement, the documents executed and delivered at Closing pursuant to this Agreement, including, without limitation, the Approved Lease, if applicable, and the Permitted Exceptions) which relate, in any way, to the Land and/or Improvements, including, without limitation, any management agreements, brokerage agreements and service contracts relating to the Property, which termination shall be effective no later than the date prior to the Closing Date. Notwithstanding the foregoing, provided Seller and Purchaser execute the Approved Lease as contemplated in Section 3.3, Seller shall be permitted to enter into contracts and agreements with vendors, as tenant of the property, following the Closing, subject, however, to Purchaser’s review and approval of such contracts or agreements, and subject to the terms and conditions of the Approved Lease.

(e)            At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Purchaser’s judgment adversely affect the value or marketability of the Property or Seller’s ability to perform its obligations under this Agreement.

(f)             There shall be no proceeding pending by or against Seller under the Federal Bankruptcy Code or any similar law.

(g)            The Title Company shall have delivered to Purchaser the Title Policy, covering the Property in the full amount of the Purchase Price and containing only the Permitted Exceptions.

4.7.      Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)            Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b)            Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c)            All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date of Closing.

(d)            Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1.      Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

(a)            Organization and Authority. Seller has been duly organized and is validly existing under the laws of its State of organization, and is qualified to do business in the State of Maryland. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

(b)            Pending Actions. To Seller's knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property or Seller, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title, use or obligations/liabilities pertaining to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

(c)             No Violations. Seller has not received any (and has no actual knowledge of any pending or threatened) written notice from any governmental authority, mortgagee, insurance company, board of fire underwriters, or any other person or entity, requesting the performance of any work or alterations with respect to the Property that have not been performed (herein, “Alteration Obligations”), or alleging that Seller presently is in breach or violation of any applicable law, statute, code, act, ordinance, rule, permit, license, regulation, standard or underwriting requirement, or under any contract, agreement or lease or under any order of court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located, with respect to the Property or Seller's present use and operation of the Property (herein “Property Violations”), including, without limitation, those currently relating to fire, safety, environmental laws, parking, architectural barriers to the handicapped, zoning and building codes, nor to Seller's actual knowledge, do any such Alteration Obligations or Property Violations exist.

(d)            Taxes and Assessments. True and complete copies of the most recent real estate tax bills or assessment bills for the Property have been delivered to Purchaser. Seller has not filed, and has not retained anyone to file notices of protests against, or to commence action to review, real property tax assessments against the Property. If such an action has been filed on behalf of Seller, then, at or prior to Closing, Seller shall, at Purchaser’s election, either (i) assign to Purchaser such action or (ii) rescind its motion and end such review, protest, appeal or such similar action.

(e)            Condemnation. To Seller's knowledge, no condemnation proceedings relating to the Property are pending or threatened.

(f)             Insurance. Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would adversely affect the insurability of the Property or cause any increase in the premiums for insurance for the Property that have not been cured or repaired.

 (g)            Environmental Matters. Except as set forth in any environmental assessment reports in Seller's possession and disclosed to Purchaser or as otherwise disclosed to Purchaser in writing, Seller has received no written notification and has no knowledge that there are Hazardous Substances in violation of any Environmental Law, and no use by Seller, by any prior owner of the Property or any other person has occurred which violates any applicable Environmental Law. To Seller’s knowledge, the Property is not on any “Superfund” list under any applicable Environmental Law, nor is it subject to any lien relating to any environmental matter. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Property. As used herein, “Environmental Laws” shall mean: all past and presently effective federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination by Hazardous Substances, as such have been amended, modified or supplemented from time to time.

(h)            Enforceability. This Agreement, when executed and delivered by Seller, shall constitute the valid and binding agreement of Seller and be enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or regulations presently or hereafter in effect which affect the enforcement of creditors' rights generally.

(i)             Conflict/Breach. Neither the execution and delivery of this Agreement, nor the incurrence of the obligations herein set forth, nor the consummation of the transactions provided for herein, nor compliance with the terms of this Agreement, conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness, or any agreement, indenture, mortgage, deed of trust, loan agreement, lease, or other agreement or instrument to which Seller is a party or by which any of the Property may be bound.

(j)             Bankruptcy. Seller has not filed any assignments for the benefit of creditors, insolvency, bankruptcy or reorganization proceedings, nor are any contemplated by Seller, and Seller has no knowledge of any such proceedings, threatened or actual, against Seller.

(k)            Other Sale Rights. Except for this Agreement, Seller has not entered into any other agreements for the sale of the Property which remain in effect, nor are there any rights of refusal or options to acquire fee title to the Property in favor of any entity except Purchaser.

(l)             Deliveries; No Defaults. To Seller's knowledge, the items provided or to be provided by Seller to Purchaser as described in Exhibit B hereto are true and complete copies, in all material respects, of all such items in Seller's possession or reasonable control (or in the possession or reasonable control of the property manager). To Seller's knowledge, neither Seller, nor any other party to any of the contracts or agreements described in Exhibit B and being assigned hereunder, is in default under any such contract or agreement, and all such contracts and agreements are in full force and effect, without further assignment of any interest thereunder (except for assignments reflected in the documents so delivered by Seller to Purchaser).

(m)           Special Assessments. To Seller's knowledge, there are no special tax assessments pending against the Property, nor has Seller received any written notice that any such special tax assessments are contemplated.

(n)            Other Third Party Claims and Rights. There are no agreements, leases or contracts affecting the Property or any portion thereof entered into by Seller or otherwise known by Seller to exist, which will survive Closing, other than the Permitted Exceptions. There are no persons or entities that have any rights to possess all or any part of the Property.

(o)            United States Person. Seller is not a foreign person subject to withholding tax as required by Section 1445 of the Internal Revenue Code.

(p)            Prohibited Persons. Seller is not, and to the best of Seller’s knowledge, no affiliate of Seller is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) as a “Specially Designated National or Block Person,” or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States (or a state hereof) is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property. In addition, neither Seller nor any affiliate of Seller is located in, or operated from, a country subject to U.S. economic sanctions administered by OFAC.

5.2.      Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge of the Designated Employees (as hereinafter defined) of Seller, after reasonable review of their respective files. As used herein, the term “Designated Employees” shall refer to the following persons: Marcy Syms, Laura Brandt, Kathleen Sutera and Barbara Livsey. Seller represents that the Designated Employees are the personnel of Seller who would be most likely to have knowledge concerning the matters covered by the foregoing representations and warranties.

5.3.      Survival of Seller's Representations and Warranties; Limitation on Liability. The representations and warranties of Seller set forth in Section 5.1 as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(b) hereof, shall survive Closing for a period of one (1) year. No claim for a breach of any representation or warranty of Seller shall be actionable or payable unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one (1) year period. Notwithstanding anything in this Agreement to the contrary, any and all claims against Seller for a material breach of Seller's representations and warranties under this Agreement, and Seller's total liability therefor, shall be limited to the sum One Million and No/100 Dollars ($1,000,000.00) in the aggregate, which sum shall be Seller's sole and maximum liability in connection with a material breach of the representations and warranties made by Seller in this Agreement.

5.4.      Covenants of Seller. Seller hereby covenants with Purchaser that from the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof. Without limitation of the foregoing, Seller hereby covenants and agrees as follows:

(a)            At all times from the date hereof to the Closing, Seller shall cause to be maintained in force, comprehensive general liability insurance and full replacement cost property insurance upon the Property in amounts not less than the amounts of the insurance coverage on the Property on the date hereof.

(b)            At all times from the date hereof to the Closing, Seller shall maintain the physical condition of the Property in substantially its current condition and in compliance with laws, reasonable and ordinary wear and tear excepted.

(c)            Seller shall notify Purchaser promptly of (and give Purchaser all information, including copies of any written notices received, relating to) any alleged violations of or compliance requests under applicable laws or from insurance carriers relating to the Property and received by Seller after the Effective Date.

(d)            Seller shall not enter into any agreements or contracts or otherwise further encumber the Property in any manner which would, in any way, be binding upon Purchaser or the Property from and after Closing without the prior written consent of Purchaser (at its sole and absolute discretion).

(e)            Seller shall not construct or permit to be constructed any improvements or capital items to or on the Land or Improvements without the prior written approval of Purchaser (at its sole and absolute discretion), unless pursuant to applicable ordinance or order of court.

(f)             Seller shall not enter into any new leases, management agreements, parking agreements or other contracts or agreements covering or relating to the Property on or after the date of this Agreement, or amend or terminate any existing contracts or agreements, which in any of the foregoing circumstances would, in any way, be binding upon Purchaser or the Property from and after Closing, without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser's sole and absolute discretion.

(g)            Seller shall not assign, lien, encumber or otherwise transfer any part of the Property or any interest therein. Without limitation of the foregoing, Seller shall not grant any easement, right of way, restriction, covenant or other comparable right affecting the Land without obtaining Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion. Seller shall not enter into any agreement, contract, letter of intent or similar understanding for the sale of the Property, whether conditional or otherwise, while this Agreement is in effect.

(h)            Seller shall not knowingly take any action that Seller knows would result in a failure to comply in all material respects with all governmental regulations applicable to the Property. Seller shall comply with, and cause the Property to be in compliance with, all Environmental Laws and permits issued pursuant thereto in all material respects and not cause or permit any releases of Hazardous Substances in, on, or under the Property in contravention of Environmental Laws.

(i)             Seller shall not plat, replat, subdivide or rezone the Property, or amend any development or utility rights applicable to the Property without Purchaser's prior written consent, which consent may be withheld in Purchaser’s sole discretion.

5.5.      Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a)            Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser's obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

 (b)            There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c)             The execution and delivery of this Agreement by Purchaser will not violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(d)            Purchaser is not, and to Purchaser’s knowledge, no affiliate of Purchaser is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf, a Person designated by OFAC as a “Specially Designated National or Blocked Person,” or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States (or a state hereof) is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property. In addition, neither Purchaser nor any affiliate of Purchaser is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.

5.6.      Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of one (1) year. No claim for a breach of any representation or warranty of Purchaser shall be actionable or payable unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said one (1) year period. The maximum liability of Purchaser for a breach of representation or warranty shall, in any event, be limited to the amount of the Earnest Money deposit hereunder.

ARTICLE VI

DEFAULT

6.1.      Default by Purchaser. If Purchaser fails to (i) perform any of the covenants and agreements contained herein to be performed by Purchaser within the time for performance as specified herein and does not cure such failure within five (5) Business Days after written notice thereof from Seller to Purchaser, or (ii) deliver the required closing deliveries and otherwise close the transactions contemplated hereby on the date of Closing, as required under Section 4.3, then Seller, as its sole remedy, may elect to terminate this Agreement. In such event all Earnest Money shall be paid to Seller, and both parties shall thereafter be released from all further obligations under this Agreement (other than any obligations which, pursuant to the terms of this Agreement, expressly survive the early termination hereof).

Purchaser and Seller acknowledge that Seller's damages would be difficult or impossible to determine in the event of Purchaser's failure to perform its obligations under this Agreement and that the Earnest Money is a reasonable estimate of such damages. The Earnest Money shall, therefore, be liquidated damages to Seller and retention thereof shall be Seller's sole and exclusive remedy for Purchaser's default under this Section 6.1. Seller expressly waives the remedies of specific performance and additional damages.

Notwithstanding the foregoing, nothing contained in this Section 6.1 will limit Seller's remedies at law, in equity or under this Agreement in the event of any breach by Purchaser of any obligations which survive Closing or termination of this Agreement, subject, however, to the limitations described in Section 5.6 above.

6.2.      Default by Seller. If Seller (i) fails to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein or if Seller is in breach of any representation or warranty of Seller under this Agreement and Seller does not cure such failure or breach within five (5) Business Days after written notice thereof from Purchaser to Seller, or (ii) fails to deliver the required closing deliveries and otherwise close the transactions contemplated hereby on the date of Closing, as required under Section 4.2, Purchaser may elect by written notice to Seller following the occurrence of (i) or (ii) above:

(a)            To treat this Agreement as terminated, in which case Purchaser shall be entitled to a return of the Earnest Money (and the parties agree that if Seller elected to deliver the Letter of Credit, the Escrow Agent shall return the Letter of Credit to Purchaser, marked “Canceled”) and to recover from Seller the amount of Purchaser’s costs, expenses and other liabilities incurred by Purchaser in connection with the transaction contemplated by this Agreement and whereupon both parties shall be released from all further obligations under this Agreement; or,

(b)            To treat this Agreement as being in full force and effect and Purchaser shall have the right to an action for specific performance; provided that, if Purchaser elects to seek specific performance, Purchaser may, at any time prior to judgment having been obtained (but not later than six (6) months following delivery of the written notice described above in this Section 6.2), abandon pursuit of specific performance, upon which abandonment Purchaser will be deemed to have elected clause (a).

Notwithstanding the foregoing, nothing contained in this Section 6.2 will limit Purchaser's remedies at law, in equity or under this Agreement in the event of any breach by Seller of any obligations which survive Closing or termination of this Agreement, subject, however, to the limitations described in Section 5.3 above.

ARTICLE VII

RISK OF LOSS

7.1.       Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller assigns to Purchaser (a) all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the premises in question, plus (b) the proceeds of any insurance policies paid to Seller with respect thereto, plus (c) the amount of the deductible (in no event to exceed the amount of the loss), which deductible amount shall be credited against the Purchase Price at Closing. Notwithstanding the foregoing, in the event there is not sufficient insurance to cover any damage resulting from any such casualty under this Section 7.1 (including any amount contributed by Seller as a deductible), Purchaser shall have the right to terminate this Agreement by giving written notice of its election to Seller within fourteen (14) days after receiving notice that the insurance proceeds are insufficient to cover the loss (and the Closing Date shall be extended to the extent necessary to permit Purchaser to make such election), unless, following the receipt of such notice, Seller agrees to pay the difference between the amount needed to pay for the repair of the damage and the amount of insurance proceeds received (which amount shall be credited against the Purchase Price at Closing). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2.       Major Damage. In the event of a “major” loss or damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money previously paid by Purchaser, shall be returned to Purchaser (and if Seller elected to deliver the Letter of Credit, the Escrow Agent shall return the Letter of Credit to Purchaser, marked “Canceled”). If Purchaser does not elect to terminate this Agreement within ten (10) Business Days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Purchaser (i) all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies and condemnation awards relating to the premises in question, plus (ii) the proceeds of any insurance policies paid to Seller with respect thereto and Seller’s portion of any condemnation awards paid to Seller with respect thereto, plus (iii) the amount of the deductible (in no event to exceed the amount of the loss), which deductible amount shall be credited against the Purchase Price at Closing. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3.       Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Purchaser and reasonably approved by Seller, equal to or greater than Five Hundred Thousand and No/100 Dollars ($500,000.00), or (ii) any loss due to a condemnation of all or any portion of the Property. If Seller does not give notice to Purchaser of Seller's reasons for disapproving an architect within five (5) Business Days after receipt of notice of the proposed architect, Seller shall be deemed to have approved the architect selected by Purchaser.

ARTICLE VIII

COMMISSIONS

8.1.        Brokerage Commissions. Each party hereby represents that it has not engaged or otherwise dealt with any broker in connection with the transactions contemplated hereby except for Washington Retail Brokers, Inc. (“Broker”) whose commission shall be paid by Purchaser pursuant to a separate written agreement. Each party agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1.      No Reliance on Documents. Except as expressly stated herein (including, without limitation, those representations and warranties set forth in Section 5.1 hereof), Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein.

9.2.      DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON,

AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. PURCHASER CONFIRMS THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. THE FOREGOING SHALL NOT BE DEEMED A WAIVER WITH RESPECT TO ANY CLAIMS HEREAFTER ASSERTED BY THIRD PARTIES RELATING TO THE PHYSICAL CONDITION OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT OR AS OF THE DATE OF CLOSING, OR RELATING TO MATTERS OCCURRING PRIOR TO CLOSING; AND NOTHING HEREIN SHALL BE DEEMED A WAIVER OF ANY CLAIMS RELATING TO A BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS OF SELLER UNDER THIS AGREEMENT OR IN THE CLOSING DOCUMENTS.

9.3.      Survival of Disclaimers. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1.    Public Disclosure. Prior to Closing, any press release with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form reasonably approved by Purchaser and Seller and their respective counsel. For a period of one (1) year following Closing, any press release made by Purchaser which includes the name of Seller or the amount of the Purchase Price will be made only in the form reasonably approved by Seller. Notwithstanding the foregoing, the provisions of this Section 10.1 shall only apply to press releases and shall not be applicable to disclosures made by Purchaser to governmental authorities, as required by law or in connection with the ownership, development and leasing of any improvements which may be contemplated to be constructed on the Property.

10.2.    Assignment. Purchaser may assign its rights under this Agreement at any time, or may designate another entity to take title to the Property at Closing, provided that such assignment or designation shall not release the original named Purchaser of any of its obligations hereunder through the Closing Date, and the original named Purchaser shall continue to remain fully liable hereunder; however, the original named Purchaser shall not be liable for any obligations which survive Closing.

10.3.    Notices. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) facsimile (provided that such facsimile is confirmed by the sender by personal delivery or expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of facsimile transmission, upon receipt if on a Business Day and, if not on a Business Day, on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Seller:	Syms Corp.
1 Syms Way
Secaucus, New Jersey 07094
	Attn:	Marcy Syms, Chief Executive Officer
	Fax:	(201) 902-9270
with a copy to:	Syms Corp.
1 Syms Way
Secaucus, New Jersey 07094
	Attn:	Laura Brandt, VP & General Counsel
	Fax:	(201) 537-1013
If to Purchaser:	Hines Interests Limited Partnership
555 13th Street, NW, Suite 1020 East
Washington, DC 20004
	Attn:	Charles K. Watters Jr., Senior Vice President
	Fax:	(202) 347-2802

with a copy to:	Hines Interests Limited Partnership
555 13th Street, NW, Suite 1020 East
Washington, DC 20004
	Attn:	Christopher D. Hughes, Executive Vice President
	Fax:	(202) 347 2892
with a copy to:	Baker Botts L.L.P.
2001 Ross Avenue, Floor 6
Dallas, Texas 75201-2980
	Attn:	Patricia M. Stanton
	Fax:	(214) 661-4704

10.4.    Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.5.    Calculation of Time Periods. As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next Business Day. The final day of any such period shall be deemed to end at 5:00 p.m., local time.

10.6.    Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.7.    Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.8.    Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing,

Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.8 shall survive Closing.

10.9.    Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. Signature pages bearing facsimile signatures shall be effective for purposes binding the parties to this Agreement.

10.10.   Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.11.   Applicable Law. This Agreement is performable in the state in which the Real Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state in which the Real Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state in which the Real Property is located.

10.12.   No Third Party Beneficiaries. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.13.   Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A - Legal Description of the Land

(b)	Exhibit B- Delivered Documents

(c)	Exhibit C - Form of Letter of Credit

(d)	Exhibit D - Form of Deed

(e)	Exhibit E - Form of Conveyance Document

(f)	Exhibit F - Excluded Property

(g)	Exhibit G - Licenses and Permits

(h)	Exhibit H - Form of Closing Certificate

(i)	Exhibit I - Form of FIRPTA Certificate

(j)	Exhibit J - Terms to be Incorporated into Lease Form

(k)	Exhibit K - Form of Escrow Agreement

10.14.    Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.15.    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.16.    Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are expressly stated herein to survive the termination of this Agreement.

10.17.    Survival. The provisions of the following Sections of this Agreement shall expressly survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1, 4.4; 5.1 (subject to the limitations set forth in Section 5.3), 5.2, 5.3; 5.5 (subject to the limitations set forth in Section 5.6), 5.6; 7.1, 7.2, 8.1; Article IX; and Article X.

10.18.     Tree Conservation Easement and Declaration of Covenants. Pursuant to that certain Tree Conservation Easement and Declaration of Covenants, dated March 3, 1997 (“Tree Easement”), by and between Seller and The Mayor and Council of Rockville, a municipal corporation organized under the laws of the of Maryland, Seller hereby provided notice of the existence of the Tree Easement in accordance with Paragraph 4 thereof.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

SYMS CORP.,
a New Jersey corporation

By:	/s/ Seth Udasin
Name:	Seth Udasin
Title:	SVP & CFO

PURCHASER:

HINES INTERESTS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Hines Holdings, Inc., a Texas corporation, its general partner

	By:	/s/ Christopher D. Hughes
	Name:	Christopher D. Hughes
	Title:	EVP/CEO-East Region

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

All that piece, parcel or tract of land situate, lying and being in the Rockville Election District No. 4, City of Rockville, Montgomery County, Maryland being part of the land conveyed to Holladay-Taylor Corporation, a Maryland corporation, by deed dated December 27, 1984 and recorded among the Land Records of the aforesaid county in Liber 6615 at folio 255 and being more particularly described as follows:

BEGINNING for the same at an iron pipe found at the northeasterly right-of-way line of Chapman Avenue at the intersection of the southeasterly right-of-way line of Thompson Avenue as delineated on a plat of subdivision entitled “Halpin” recorded among the Land Records of Montgomery County, Maryland in Plat Book B at Plat 28, said point of beginning also being the northwest corner of the herein described land; thence running with part of the aforesaid right-of-way of Thompson Avenue:

1.
North 56°36’49” East, 381.51 feet to a point at the beginning of the first or North 56°35’18.6” East, 16.25 foot line of a deed from Fawcett Printing Corporation to Washington Metropolitan Transit Authority recorded among the aforesaid Land Records in Liber 5282 at folio 740; thence with the fifth (5th) and sixth (6th) lines of said deed REVERSED the following two (2) courses and distances:

2.	South 42°42’17” East, 113.04 feet to a point; thence

3.	South 41°58’19” East, 444.28 feet to a point; thence

4.	South 56°25’43” West, 464.36 feet to a point on the aforesaid northeasterly right-of-way of Chapman Avenue; thence with part of said right-of-way line

5.	North 33°34’17” West, 552.38 feet to the place of beginning, containing a computed area of 233,654 square feet or 5.3639 acres of land, more or less.

LESS AND EXCEPT that land dedicated for public street purposes shown on Plat Book 184 at Plat 20377 among the Land Records of Montgomery County, Maryland.

Tax I.D. No. 4-201-3187110

NOTE: The Maryland Department of Assessment and Taxation and Montgomery County, Maryland each show the land described herein as Lot 1 in Block 5 per Plat No. 20377; however, said plat is not a subdivision plat and was not signed by SYMS Corp., the owner in title.

AND BEING the same property conveyed to SYMS Corp., a New Jersey corporation, by Special Warranty Deed from Chapman Avenue Limited Partnership, a Maryland limited partnership, dated August 6, 1996 and recorded August 7, 1996 in Liber 14292 at folio 593 among the Land Records of Montgomery County, Maryland.

A-1

EXHIBIT B

DELIVERED DOCUMENTS

The following documents, if in the possession or control of Seller, are to be delivered to Purchaser in accordance with Section 3.1 of the Agreement to which this exhibit is attached.

1.	Copy of the most current surveys, title commitments, title policies and exception or encumbrance instruments referenced thereon or therein.

2.	All environmental reports (including, without limitation, phase I and phase II reports and any reports relating to underground storage tanks and asbestos).

3.	Real property tax and special assessment bills for the prior two (2) years and any proposed assessment notices for 2010 and subsequent years.

4.	All geotechnical reports.

5.
All agreements, contracts, warranties and other instruments affecting the Property which remain in effect as of the date of this Agreement (including, without limitation, any and all Warranties and Contracts).

6.	Information regarding status of all electrical, gas, sewer and water utilities to the Property.

B-1

EXHIBIT C

FORM OF LETTER OF CREDIT

[LENDER NAME]
[LENDER ADDRESS]

IRREVOCABLE LETTER OF CREDIT

BENEFICIARY :	Letter of Credit No. __________________
__________________________	Date: __________________________
__________________________
Attn: ______________________

Ladies and Gentlemen:

At the request and for the account of _________________________________________, we hereby establish our Irrevocable Letter of Credit in your favor in the amount of XXXXXXX and 00/100 United States Dollars (US$XXXX) available with us at our above office by payment of your draft(s) drawn on us at sight.

Any draft presented under the letter of credit must be for the full amount of the Letter of Credit.

The draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft.

The draft must be marked “Drawn under ____________ Letter of Credit No. ____________.”

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit expires at our above office on __________________.

This Letter of Credit is subject to the Uniform Customs and Practice For Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and engages us in accordance therewith.

C-1

This Letter of Credit is being executed and delivered in and shall be governed by and construed and enforced in accordance with the laws of the State of Maryland.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit shall be duly honored upon presentation and delivery of this Letter of Credit as provided above at our offices at the above address on or before ______________________.

Very truly yours

BY:
(AUTHORIZED SIGNATURE)

C-2

EXHIBIT D

FORM OF DEED

SPECIAL WARRANTY DEED

STATE OF MARYLAND             §
KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MONTGOMERY    §

SYMS CORP., a New Jersey corporation (“Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) paid to Grantor, has GRANTED, SOLD and CONVEYED and does hereby GRANT, SELL and CONVEY unto _________________________________, a _______________________________________ (“Grantee”), that certain tract of land in Montgomery County, Maryland, more particularly described on Exhibit A, together with (a) all and singular the rights and appurtenances pertaining to such land, including any right, title and interest of Grantor in and to adjacent streets, alleys, roadways which abut the land, described in Exhibit A and Grantor's rights to the appurtenant easements described in Exhibit A which are currently in existence, and (b) any improvements and fixtures situated or attached to such land as of the date of this Special Warranty Deed (collectively, the “Property”).

This conveyance is made SUBJECT TO the matters described in Exhibit “B” attached hereto and hereby made a part hereof, but only to the extent that the same are currently valid and enforceable against the Property (the “Permitted Encumbrances”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging, subject to the Permitted Encumbrances, unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself and its successors and assigns to warrant and forever defend all and singular the Property unto Grantee, Grantee's successors and assigns forever against every person whomsoever lawfully claiming, or to claim the same, or any part thereof, by, through or under Grantor, but not otherwise, subject, however, to the Permitted Encumbrances.

This Special Warranty Deed is executed on the date set forth in the acknowledgement below.

GRANTOR:

SYMS CORP.,
a New Jersey corporation

By:
Name:
Title:

STATE OF _________________     )
                                                                 ) : ss
COUNTY OF _______________      )

On this ____ day of ________, 20___, before me, personally appeared ______________, who    acknowledged    himself    to    be    a    ______________________    of    Syms    Corp.,    a _______________ corporation, and that she/he, as said _________________, being authorized so to do, executed the foregoing Special Warranty Deed for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires: ____________________________

This is to certify that I am an attorney admitted to practice before the Court of Appeals of the State of Maryland and that the within instrument was prepared by me or under my supervision.

By:

EXHIBIT A
to Special Warranty Deed

PROPERTY DESCRIPTION

[to be attached]

EXHIBIT B
to Special Warranty Deed

PERMITTED ENCUMBRANCES

EXHIBIT E

FORM OF CONVEYANCE DOCUMENT

General Conveyance, Bill Of Sale
And Assignment

SYMS CORP., a New Jersey corporation (“ Seller”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to Seller paid by ________________________, a ________________________ (“Purchaser”), the receipt of which is hereby acknowledged, hereby bargains, sells, transfers, conveys and assigns to Purchaser pursuant to this General Conveyance, Bill of Sale and Assignment (this “General Conveyance”) the following described property:

(a)                 To the extent any exist, all right, title and interest of Seller in and to all furnishings, equipment and other personal property (collectively, the “Personal Property”) located in the improvements (the “Improvements”) located on the real property described on Exhibit A attached hereto and made a part hereof for all purposes (the “Real Property”), but excluding the property described in Exhibit B attached hereto and made a part hereof for all purposes.

(b)                 All of Seller's right, title, and interest in and to any and all (i) warranties, guaranties, indemnities and claims benefiting Seller currently in force and effect with respect to the Real Property and/or the Improvements, (ii) licenses, permits, certificates of occupancy or similar documents relating to the Real Property and/or the Improvements, including, without limitation, those described on Exhibit C, and (iii) plans, drawings, specifications, surveys, engineering reports, environmental reports, parking studies and other third-party reports pertaining to the physical characteristics of the Real Property and/or Improvements (collectively, the “Warranties and Contracts”).

(c)                 If any exist, all right, title and interest of Seller in and to insurance proceeds or awards for damages to the Land and/or Improvements resulting from any taking in eminent domain and/or from any fire or other casualty (“Awards”).

The Personal Property, Warranties and Contracts and Awards are hereinafter collectively referred to as the “Assigned Property.”

Seller has executed this General Conveyance, Bill of Sale, Assignment and Assumption (this “General Conveyance”) and BARGAINED, SOLD, TRANSFERRED, CONVEYED and ASSIGNED the Assigned Property and Purchaser has accepted this General Conveyance and purchased the Assigned Property AS IS AND WHEREVER LOCATED, WITH ALL FAULTS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS, IMPLIED, OR STATUTORY, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AND SALE AGREEMENT BETWEEN SELLER AND PURCHASER DATED FEBRUARY __, 2011, REGARDING THE REAL PROPERTY (the “Purchase Agreement”) AND THE WARRANTIES SET FORTH HEREIN.

Purchaser accepts the foregoing bargain, sale, transfer, conveyance and assignment and assumes and agrees to be bound by and to perform, pay, discharge, observe and comply with, as applicable, all of the covenants, liabilities, duties, debts, obligations and responsibilities of Seller pursuant to the Warranties and Contracts described on Exhibit C attached hereto and which accrue on or after the date hereof.

Seller hereby indemnifies, defends, and holds Purchaser harmless from and against any and all claims, liens, damages, demands, causes of action, lawsuits, judgments, losses, costs and expenses (including without limitation reasonable attorneys' fees and expenses) asserted against or incurred by Purchaser with respect to the Assigned Property arising on or accruing prior to the date hereof.

To facilitate execution of this General Conveyance, this General Conveyance may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this General Conveyance, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement.

SELLER:

SYMS CORP.,
a New Jersey corporation

By:
Name:
Title:

PURCHASER:

HINES INTERESTS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Hines Holdings, Inc., a Texas corporation, its general partner

By:
Name:
Title:

EXHIBIT A
to Conveyance Document

REAL PROPERTY DESCRIPTION

[to be attached]

EXHIBIT B
to Conveyance Document

EXCLUDED PROPERTY

[Exhibit to be identical to Exhibit F to the Agreement]

EXHIBIT C
to Conveyance Document

LICENSES AND PERMITS

  [Exhibit to include the permits listed on Exhibit G to the Agreement and any additional
Licenses and Permits disclosed or located during Purchaser’s diligence.]

EXHIBIT F

EXCLUDED PROPERTY

1.	Inventory held by Seller for sale in connection with Seller’s business at the Property

2.	Store fixtures and furniture

3.	Office furniture and equipment

F-1

EXHIBIT G

LICENSES AND PERMITS

1.	Stormwater Management (SWM) Permit - Sediment Control, Permit No. SCP97-0003, PWK Permit No. PWK97-0030, issued March 31, 1997

2.	Construction Permit, Permit No. PWK97-0030, issued March 31, 1997

G-1

EXHIBIT H

FORM OF CLOSING CERTIFICATE

THIS CLOSING CERTIFICATE (this “Closing Certificate”) is made as of the ___ day of ____________, 2011, by SYMS CORP., a New Jersey corporation (“Seller”) to_________________, a _______________________ (“Purchaser”).

RECITALS

A.          Pursuant  to  that  certain  Purchase  and  Sale  Agreement  dated  as  of  February  ___, 2011 between Seller and Purchaser (together with all amendments and addenda thereto, the “Agreement”), Seller has agreed to sell to Purchaser that certain real property more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”).

B.          The Agreement requires the delivery of this Closing Certificate.

NOW THEREFORE, pursuant to the Agreement, Seller does hereby represent and warrant to Purchaser that, except as specifically set forth on Exhibit B attached hereto and made a part hereof, each and all of the representations and warranties of Seller contained in the Agreement are true and correct as of the date hereof as if made on and as of the date hereof. This Closing Certificate is subject to the terms and conditions of Section 5.3 of the Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the day and year first above written.

SELLER:

SYMS CORP.,
a New Jersey corporation

By:
Name:
Title:

EXHIBIT A
to Closing Certificate

PROPERTY DESCRIPTION

EXHIBIT B
to Closing Certificate

EXCEPTIONS

EXHIBIT I

FORM OF FIRPTA CERTIFICATE

IRC SECTION 1445 CERTIFICATION

SUBJECT PROPERTY:	That certain tract of improved real property situated in Montgomery County, Maryland, as more particularly described on Exhibit A attached hereto and made a part hereof.

SELLER:	SYMS CORP.,
a New Jersey corporation

PURCHASER:	_____________________________
a ____________________________

To inform Purchaser that the withholding of tax is not required upon the disposition of a U.S. real property interest by Seller, the undersigned hereby certifies the following:

1.             Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2              Seller is not a disregarded entity as defined in Section 1.1445-(b)(2)(iii) of the Internal Revenue Code;

3.             Seller's U.S. employer identification number is ________________; and

4.          Seller's office address is 1 Syms Way, Secaucus, New Jersey 07094.

Seller understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

[Remainder of page intentionally left blank.]

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document.

EXECUTED this __________ day of ____________, 2011.

SYMS CORP.,
a New Jersey corporation

By:
Name:
Title:

EXHIBIT A
to FIRPTA Certificate

PROPERTY DESCRIPTION

PORTIONS THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. SUCH PORTIONS ARE MARKED “[***]” IN THIS DOCUMENT; THEY HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

EXHIBIT J

TERMS TO BE INCORPORATED INTO LEASE FORM

The Lease Form shall include the following terms and provisions:

1.	The landlord under the Approved Lease shall be Purchaser. The tenant under the Approved Lease shall be Seller.

2.
Annual base rent shall be equal to [***] (which is [***]  of the Purchase Price), net of [***]  and [***]. The base rent and the estimated [***] and [***]  for the initial [***] of the Approved Lease term shall be paid by Seller in advance at the Closing by delivering [***]  in [***]  or [***], which shall be held in escrow pursuant to the terms of the Approved Lease. Within [***]  after the Closing, Seller may deliver to Purchaser a [***], in a form [***], in the amount of [***]. In the event Seller provides such [***]  within such [***]  period, thereafter, during the remainder of the initial [***] of the Approved Lease term, Seller shall pay each month base rent at the rate of [***] per month and [***]  of the annual estimated amount of [***]  and [***]  for the initial [***]  of the Approved Lease term, and Seller may substitute a [***]  at the beginning of each [***]  following the commencement of the Approved Lease term or, if the [***]  allows, and upon the mutual agreement of the Seller and Purchaser (all parties acting reasonably), Seller may provide a [***]  which includes for a [***]  (and any costs or expenses associated therewith shall be at [***]), and any [***]  or [***]  shall be in the aggregate amount of [***] and[***] and [***] payable with respect to the [***] of the initial [***] of the Approved Lease term. Seller, as tenant, shall be obligated for the performance, provision and payment of [***], including without limitation, [***],[***]  and [***] (excluding [***] and [***], which shall be paid in accordance with the provisions of this Paragraph and Paragraph 5 below).

3.
The Approved Lease term shall be for [***] commencing at [***]. At the expiration of such [***] period, subject in all events to the provisions of Paragraph 4 below and provided: (i) Seller furnishes written notice to Purchaser that Seller desires to extend the term of the Approved Lease at least [***] to the [***] of the initial [***] term of the Approved Lease, (ii) [***] agree upon the terms of [***], each acting in their sole and absolute direction, and [***] to the Approved Lease at least [***] to the [***] of the initial [***] term of the Approved Lease, and (iii) Seller pays Purchaser the [***] of base rent for the [***] of such [***] upon the [***] described in clause (ii) above, then the Approved Lease shall be extended as provided [***], with a monthly base rent of [***]. If Purchaser and Seller cannot agree upon [***], or [***] as provided in clause (ii) above, then the Approved Lease shall terminate at the [***] of the initial [***] term.

4.
Notwithstanding the provisions of Paragraph 3 above, Purchaser, as landlord, or Seller, as tenant, shall have the option to terminate the Approved Lease at any time effective after the expiration of the initial [***] term by providing the other party with at least [***] advanced written notice of such termination.

5.
After the expiration of the initial [***] of the Approved Lease term, if the term of the Approved Lease is extended in accordance with Paragraph 3 above, [***]  of the [***] and [***] for the applicable calendar year shall be payable [***]. Purchaser and Seller shall reconcile any overpayment or underpayment of [***] and [***].

6.	No [***] or [***] shall be paid by Purchaser in connection with the Approved Lease.

7.
Purchaser, as landlord, shall have the right at [***] and [***] the Approved Lease term to [***] the [***] to conduct [***],[***],[***],[***]  and [***] and/or [***] of the Property. Purchaser will advise Seller in advance, with at least [***] written notice (except in the case of [***]), of [***] the [***] and will make [***] for Seller's business operations during such periods.

J-1

EXHIBIT K

FORM OF ESCROW AGREEMENT

[Attached]

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of the 28th day of February, 2011 (the “Effective Date”), by and among SYMS CORP., a New Jersey corporation (“Seller”), HINES INTERESTS LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”) and STEWART TITLE GUARANTY COMPANY, a Texas company (“Escrow Agent”).

RECITALS:

A.          Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of February 28, 2011 (the “Purchase Agreement”), and attached hereto as Exhibit A, relating to that tract or parcel of land containing approximately 5.3 acres of land situated in Montgomery County, Maryland, as more particularly described on Exhibit B attached hereto; all capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement.

B.          Pursuant to Section 1.5 of the Purchase Agreement, Purchaser has agreed to, on or prior to March 14, 2011 (the “Deposit Deadline”), at Purchaser’s election, either (i) deposit with Escrow Agent the sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer, or (ii) deliver to Escrow Agent a Letter of Credit (defined below) in the amount of the Deposit (and simultaneously deliver a copy of such Letter of Credit to Seller). The sums delivered pursuant to option (i) or the Letter of Credit, as applicable, are herein referred to as the “Earnest Money”. “Letter of Credit” means an irrevocable unconditional standby letter of credit in the form attached to the Purchase Agreement as Exhibit C, issued by a bank reasonably selected by Purchaser that has offices in New York or New Jersey (the “Issuing Bank”), and which complies with the other terms set forth in Section 1.5(b) of the Purchase Agreement.

C.           Seller, Purchaser and Escrow Agent are entering into this Agreement to set forth the rights, responsibilities and obligations of Escrow Agent with respect to the holding and disbursing of the Earnest Money.

AGREEMENT

NOW THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Recitals.   The above recitals are true and correct and are incorporated herein by reference.

2.           Receipt of Earnest Money. If Purchaser fails to deliver the Earnest Money to Escrow Agent on or prior to the Deposit Deadline, this Agreement shall automatically terminate and shall be of no further force or effect and the parties hereto shall have no further rights or obligations hereunder. If Purchaser elects to deliver the Letter of Credit to Escrow Agent under Section 1.5 of the Purchase Agreement, and Seller thereafter delivers written notice to Escrow Agent (with a copy of such notice simultaneously delivered to Purchaser) that (i) a default by Purchaser has occurred under the Purchase Agreement, (ii) that Purchaser has failed to timely provide a renewal of the existing Letter of Credit or a substitute Letter of Credit (to the extent required by Section 1.5(b) of the Purchase Agreement), or (iii) that Seller is otherwise entitled to the Earnest Money pursuant to the Purchase Agreement, Escrow Agent shall immediately (without notice to Purchaser and notwithstanding any contrary instructions to Escrow Agent from Purchaser) draw on the Letter of Credit, in whole. In such event, the Issuing Bank shall pay the proceeds of any draw under the Letter of Credit directly to Escrow Agent upon presentation of the Letter of Credit and a sight draft by Escrow Agent. Such proceeds of the Letter of Credit shall be deemed to constitute the Earnest Money and shall be held or distributed by Escrow Agent in accordance with the provisions of this Agreement.

Upon receipt, Escrow Agent shall hold the Earnest Money in trust for the benefit of Seller and Purchaser. Notwithstanding the foregoing, however, prior to disbursement of the Earnest Money pursuant to the terms of this Agreement, the Earnest Money shall remain the sole and exclusive property of Purchaser, subject only to the express terms of this Agreement. Unless and until the Earnest Money is distributed to Seller in accordance with the terms of this Agreement, Seller hereby expressly agrees that Seller has no interest in the Earnest Money or any interest or return accruing thereon. After Escrow Agent’s receipt of a fully executed IRS Form W-9, Escrow Agent shall deposit the Earnest Money in an interest-bearing account at a commercial bank in Baltimore, Maryland mutually acceptable to Purchaser and Title Company in accordance with the terms of this Agreement. All interest accruing on the Earnest Money shall be Purchaser’s property and shall be reported to the following Tax Id Number: ____-__________. Such interest shall be distributed by Escrow Agent to Purchaser from time to time upon Purchaser’s demand therefor (and without any further notice to, or instruction by, Seller relative thereto). Escrow Agent assumes no responsibility for, nor shall Escrow Agent be held liable for, any loss which arises from bank error or insolvency or from the fact that the Earnest Money exceeds $250,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation.

If Escrow Agent has not received a fully executed IRS Form W-9 directing Escrow Agent to deposit the Earnest Money as described above, Escrow Agent shall not invest any funds deposited by Purchaser under the terms of this Agreement. In the absence of such fully executed IRS Form W-9, Purchaser hereby agrees that Escrow Agent shall be under no duty to invest or reinvest any such funds at any time held by it hereunder; and further, that Escrow Agent may commingle such funds with other deposits or with its own funds and may use any part or all of such funds for its own benefit without obligation to Purchaser for interest or earnings derived thereby, if any. Provided, however, nothing herein shall diminish Escrow Agent’s obligation to apply the full amount of such funds in accordance with the terms of this Agreement.

3.           Disbursement of Earnest Money. Escrow Agent shall disburse the Earnest Money as follows:

(a)             In the event the Closing occurs, the Earnest Money shall be delivered to Seller at Closing and applied against the Purchase Price.

(b)             In the event the Purchase Agreement is terminated pursuant to Section 3.2 of the Purchase Agreement, the Earnest Money shall be delivered to Purchaser as provided in Section 3.2 of the Purchase Agreement, and Seller may not dispute such termination under Section 3.2 of the Purchase Agreement or Purchaser’s right to receive the Earnest Money in connection with such termination. In the event of a termination of the Purchase Agreement under Section 3.2 of the Purchase Agreement, Escrow Agent is authorized to pay the Earnest Money to Purchaser without any further notice to, or instruction by, Seller relative thereto.

(c)             In the event the Purchase Agreement is terminated other than pursuant to Section 3.2 of the Purchase Agreement, either Seller or Purchaser, as applicable (the “Certifying Party”) shall (a) deliver a written certification to the Escrow Agent stating that the Certifying Party is entitled to receive the Earnest Money pursuant to the terms of the Purchase Agreement, and (b) deliver a copy of the certificate in the manner provided herein to the other party (the “Other Party”) prior to or contemporaneously with the giving of such certificate to the Escrow Agent, then, unless the Escrow Agent has then previously received, or receives within three (3) business days after receipt of the Certifying Party's certificate, contrary instructions from the Other Party, the Escrow Agent, within one (1) Business Day after the expiration of the foregoing three (3) Business Day period, will deliver the Earnest Money to the Certifying Party, and thereupon the Escrow Agent will be discharged and released from any and all liability hereunder. If the Escrow Agent receives contrary instructions from the Other Party within three (3) Business Days following the Title Company's receipt of said certificate, the Title Company will not so deliver the Earnest Money Deposit, but will continue to hold the same pursuant hereto, subject to Paragraph 4 below.

4.            Duties and Rights of Escrow Agent. It is agreed that the duties of Escrow Agent are only such as are specifically provided herein, being purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence so long as Escrow Agent has acted in good faith. Seller and Purchaser each release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of Escrow Agent’s duties hereunder.

Escrow Agent shall be under no responsibility in respect to the Earnest Money other than to faithfully follow the instructions herein contained. Escrow Agent may consult with counsel and Escrow Agent shall be fully protected in any actions taken in good faith, in accordance with such advice. Escrow Agent shall not be required to defend any legal proceedings which may be instituted against Escrow Agent in respect to the subject matter of these instructions unless requested to do so by Seller and Purchaser and is indemnified to the satisfaction of Escrow Agent against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind; Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with Escrow Agent, and shall be fully protected in acting in accordance with any written instructions given to Escrow Agent hereunder and believed by Escrow Agent to have been signed by the proper parties.

Escrow Agent assumes no liability under this Agreement except that of a stakeholder. Notwithstanding anything contained herein to the contrary, if there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money, or as to whom the Earnest Money are to be delivered, Escrow Agent shall not make any delivery thereof, but in such event shall hold the Earnest Money until receipt by Escrow Agent of an authorization in writing signed by Seller and Purchaser, directing the disposition thereof, or in the absence of such authorization, Escrow Agent may hold the Earnest Money until the final determination of the rights of the parties in an appropriate proceeding in the appropriate state court in Montgomery County, Maryland. If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Earnest Money into the registry of the appropriate state court in Montgomery County, Maryland pending such determination. In administering the Earnest Money in the manner provided for in this Agreement, Escrow Agent shall have no further liability in the matter.

The Escrow Agent may resign at any time upon thirty (30) days’ prior written notice to Seller and Purchaser and may be removed by Seller and Purchaser jointly upon ten (10) days’ prior written notice to Escrow Agent. Before the effective date of the resignation or removal of Escrow Agent, as the case may be, Seller and Purchaser shall appoint a successor escrow agent to hold the Earnest Money, and any such successor escrow agent shall execute and deliver to Seller and Purchaser and the predecessor escrow agent an instrument accepting such appointment, and thereupon such successor escrow agent shall, without further act, become vested with all the rights, powers and duties of the predecessor escrow agent under this Agreement as if originally named herein, and the predecessor escrow agent shall be relieved of its duties and obligations hereunder.

5.           Verification.  Upon request of Seller or Purchaser, Escrow Agent shall provide the parties with written verification of the balance of Earnest Money as of the date thereof, and any and all other information reasonably requested by such party, in connection with the status of the Earnest Money or payments therefrom.

6.           Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, such costs to include, without limitation, reasonable attorneys’ fees and paralegal fees at or before trial and on appeal, or in administrative, arbitration, mediation or bankruptcy proceedings.

7.           Entire Agreement. This Agreement constitutes the entire Agreement between the Parties. There are no other promises or agreements, oral or written, express or implied, between the Parties other than those set forth in this Agreement. No change or modification of, or waiver under, this Agreement shall be valid unless it is in writing and signed by the authorized representatives of Seller, Purchaser and Escrow Agent. In the event of a conflict or discrepancy between the terms or provisions of this Agreement and terms or provisions of the Purchase Agreement, the terms or provisions of the Purchase Agreement shall control.

8.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

9.           Venue. Exclusive jurisdiction and venue for any action concerning any matter rising out of or related to this Agreement shall be in the appropriate state court situated in Montgomery County, Maryland.

10.         Captions and Headings. Captions and headings throughout this Agreement are for convenience and reference only, and do not define, limit, describe, modify, or add to the interpretation, construction, or meaning of any provision.

11.         Further Assurances. Each party agrees to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to the Effective Date such other instruments, documents, and other materials as the other party may reasonably request in order to effectuate the consummation of the transaction contemplated herein.

12.         Severability. If any provision of this Agreement, or its application to any person or circumstance, shall to any extent be determined to be invalid, then it shall be modified to fulfill the intent of the parties as reflected in the original provision. The remainder of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13.         No Waiver. No waiver by a party of any default by another party in the performance of any provision of this Agreement shall be construed as a waiver of any future default, whether like or different in character.

14.         Joint Drafting. The parties hereby agree that each have played an equal part in the negotiations and drafting of this Agreement, and in the event any ambiguities should be realized in the construction or interpretation of this Agreement, the result of those ambiguities shall be equally assumed and realized by each of the parties to this Agreement.

15.         Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, any party or signatory hereto may execute this Agreement by signing any such counterpart. Delivery of a facsimile or electronic copy of an executed copy of this Agreement shall be effective to bind the executing party. Each party so executing this Agreement shall promptly deliver an original executed counterpart to the other signatories.

16.         Notice. Any notice, request, demand, approval, consent or other communication which Seller, Purchaser or Escrow Agent may be required or permitted to give to the other party shall be in writing and shall be delivered in person or by facsimile or email with confirmation copies by expedited mail service or mailed to the other party at the following addresses:

If to Purchaser:	Hines Interests Limited Partnership
555 13th Street, NW, Suite 1020 East
Washington, DC 20004
Attn: Charles K. Watters Jr., Senior Vice President
Fax: (202) 347-2802
Email: chuck.watters@hines.com

with a copy to:	Hines Interests Limited Partnership
555 13th Street, NW, Suite 1020 East
Washington, DC 20004
Attn: Christopher D. Hughes, Executive Vice President
Fax: (202) 347 2892

Email: chris.hughes@hines.com
with a copy to:	Baker Botts L.L.P.
2001 Ross Avenue, Floor 6
Dallas, Texas 75201-2980
Attn:Patricia M. Stanton
Fax: (214) 661-4704
Email: patricia.stanton@bakerbotts.com
If to Seller:	Syms Corp.
1 Syms Way
Secaucus, New Jersey 07094
Attn: Marcy Syms, Chief Executive Officer
Fax: (201) 902-9270
Email: marcysyms@syms.com
with a copy to:	Syms Corp.
1 Syms Way
Secaucus, New Jersey 07094
Attn: Laura Brandt, VP & General Counsel
Fax: (201) 537-1013
Email: laurabrandt@syms.com
If to Escrow Agent:	Stewart Title Guaranty Company
401 East Pratt Street, Suite 601
Baltimore, Maryland 21202
Attn: John T. Kieley
Email: jkieley@stewart.com

or to such other address any party shall have designated by notice to the other parties; and the time of the rendition of such notices by mail shall be when same is received or when delivery is attempted.

17.          Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

18.          Time of the Essence. Time is of the essence of this Agreement and all of the covenants, provisions, terms, agreements of each of them.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

SYMS CORP.,
a New Jersey corporation

By:	/s/ Seth Udasin
Name:	Seth Udasin
Title:	SVP & CFO

[Signatures continue on next page.]

PURCHASER:

HINES INTERESTS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Hines Holdings, Inc.,
a Texas corporation,
its general partner

	By:	/s/ Christopher D. Hughes
	Name:	Christopher D. Hughes
	Title:	EVP/CEO - East Region

[Signatures continue on next page.]

ESCROW AGENT:

STEWART TITLE GUARANTY COMPANY, a Texas company

By:	/s/ J. Gregory Merkle
Name:	J. Gregory Merkle
Title:	VP

EXHIBIT A

PURCHASE AGREEMENT

[see attached]

EXHIBIT B

LEGAL DESCRIPTION OF LAND

All that piece, parcel or tract of land situate, lying and being in the Rockville Election District No. 4, City of Rockville, Montgomery County, Maryland being part of the land conveyed to Holladay-Taylor Corporation, a Maryland corporation, by deed dated December 27, 1984 and recorded among the Land Records of the aforesaid county in Liber 6615 at folio 255 and being more particularly described as follows:

BEGINNING for the same at an iron pipe found at the northeasterly right-of-way line of Chapman Avenue at the intersection of the southeasterly right-of-way line of Thompson Avenue as delineated on a plat of subdivision entitled “Halpin” recorded among the Land Records of Montgomery County, Maryland in Plat Book B at Plat 28, said point of beginning also being the northwest corner of the herein described land; thence running with part of the aforesaid right-of-way of Thompson Avenue:

1.
North 56°36’49” East, 381.51 feet to a point at the beginning of the first or North 56°35’18.6” East, 16.25 foot line of a deed from Fawcett Printing Corporation to Washington Metropolitan Transit Authority recorded among the aforesaid Land Records in Liber 5282 at folio 740; thence with the fifth (5th) and sixth (6th) lines of said deed REVERSED the following two (2) courses and distances:

2.	South 42°42’17” East, 113.04 feet to a point; thence

3.	South 41°58’19” East, 444.28 feet to a point; thence

4.	South 56°25’43” West, 464.36 feet to a point on the aforesaid northeasterly right-of-way of Chapman Avenue; thence with part of said right-of-way line

5.	North 33°34’17” West, 552.38 feet to the place of beginning, containing a computed area of 233,654 square feet or 5.3639 acres of land, more or less.

LESS AND EXCEPT that land dedicated for public street purposes shown on Plat Book 184 at Plat 20377 among the Land Records of Montgomery County, Maryland.

Tax I.D. No. 4-201-3187110

NOTE: The Maryland Department of Assessment and Taxation and Montgomery County, Maryland each show the land described herein as Lot 1 in Block 5 per Plat No. 20377; however, said plat is not a subdivision plat and was not signed by SYMS Corp., the owner in title.

AND BEING the same property conveyed to SYMS Corp., a New Jersey corporation, by Special Warranty Deed from Chapman Avenue Limited Partnership, a Maryland limited partnership, dated August 6, 1996 and recorded August 7, 1996 in Liber 14292 at folio 593 among the Land Records of Montgomery County, Maryland.